EXHIBIT 5.1

                                January 13, 2003

Insignia Systems, Inc.
6470 Sycamore Court North
Maple Grove, MN 55369-6032

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 filed by Insignia Systems,, Inc. with the Securities and Exchange Commission, relating to a public offering of up to 1,101,732 shares of common stock, $.01 par value, to be offered and sold by certain selling shareholders (as defined therein), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

2. The shares of common stock presently owned and offered by the selling shareholders are duly authorized, legally and validly issued, fully paid and nonassessable. The shares of common stock to be acquired by the selling shareholders pursuant to the exercise of warrants and payment of the exercise price therefor, shall be duly authorized, legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the prospectus comprising a part of the Registration Statement.

Very truly yours,


/S/ BEST & FLANAGAN LLP





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